Exhibit 99.1

Enveric Biosciences Reports Year End Progress for Preclinical Development of Lead Prodrug Candidate EB-373

The ongoing GLP Safety and Toxicology Program of EB-373 is thus far proceeding on time with favorable results

CAMBRIDGE, Mass., December 27, 2023 – Enveric Biosciences (NASDAQ: ENVB) (“Enveric” or the “Company”), a biotechnology company dedicated to the development of novel neuroplastogenic small-molecule therapeutics for the treatment of depression, anxiety, and addiction disorders, today announced the GLP Safety and Toxicology Program of EB-373 is proceeding as planned thus far with favorable results.

In-life portion of the repeat dose toxicology studies have been completed, and the results are being analyzed. In addition, cardiac, respiratory, CNS safety pharmacology studies, an in vitro hERG current study, and genotoxicity studies have been completed and are undergoing analyses. Enveric expects to finalize all preclinical activities involving EB-373 in the first quarter of 2024 in preparation for a first-in-human clinical trial.

“Our research team has continued to diligently advance the preclinical program for our lead novel psilocin prodrug, EB-373, as we anticipate initiating first in human trials in 2024,” said Joseph Tucker, Ph.D., Director and CEO of Enveric. “Analyses of data collected to date have consistently confirmed the safety and oral bioavailability of EB-373, with a dose-dependent increase in EB-373 blood concentration detected followed by its rapid conversion to the active metabolite psilocin. Further, pharmacological properties observed in preclinical animal models have validated our AI-backed molecular design aimed at optimal control over the timing and length of the hallucinatory experience in humans, while also achieving the desired therapeutic effect for difficult-to-treat mental health indications.”

A summary of the EB-373 preclinical program is as follows:

●	GLP toxicology studies of EB-373 in orally dosed rats and dogs are currently in advanced stages, with all in-life activities completed. Preliminary indications suggest a broad margin of safety and tolerability is maintained with repeat dose testing. Complete analysis and final reporting are expected by the end of Q1 2024.
●	EB-373 safety pharmacology studies in rats and dogs, employing the core battery of respiratory, CNS and cardiovascular (CV) assessments, are completed. Preliminary results have demonstrated an acceptable range of safety for each of these vital organ systems in orally dosed animals. Complete analysis and final reporting are expected by the end of December 2023.
●	In vitro assessment of cardiotoxicity potential, involving assays targeting key CV targets including hERG, Cav 1.2 and Nav 1.5 have been completed. Results suggest an acceptable range of cardiovascular safety well above the proposed clinical dose range.
●	Non-GLP in vivo dose range finding (DRF) studies conducted in rats and dogs, completed in August 2023, demonstrated effective oral bioavailability of EB-373, with dose-dependent increase in psilocin blood concentration detected in both species.

○	Key outcomes from these PK assessments strongly suggest a broad range of tolerance, with a potential for reduced gastrointestinal (GI) upset and vomiting, as well as a rapid onset of action and systemic clearance, improving on PK characteristics of psilocybin.

●	In vitro absorption, distribution, metabolism and excretion toxicology (ADME-tox) studies and a metabolic identification evaluation have been completed and confirmed minimal potential for adverse drug reactions (ADR), with no toxic metabolites identified, and no indication of any significant drug-drug interactions.

○	Results from this study also demonstrated rapid conversion of EB-373 to the active metabolite psilocin, consistent with previously reported pharmacokinetic (PK) studies.

About Enveric Biosciences

Enveric Biosciences (NASDAQ: ENVB) is a biotechnology company dedicated to the development of novel neuroplastogenic small-molecule therapeutics for the treatment of depression, anxiety, and addiction disorders. Leveraging its unique discovery and development platform, Psybrary™, Enveric has created a robust intellectual property portfolio of New Chemical Entities for specific mental health indications. Enveric’s lead program, the EVM201 Series, comprises next generation synthetic prodrugs of the active metabolite, psilocin. Enveric is developing the first product from the EVM201 Series – EB-373 – for the treatment of psychiatric disorders. Enveric is also advancing its second program, the EVM301 Series, expected to offer a first-in-class, new approach to the treatment of difficult-to-address mental health disorders, mediated by the promotion of neuroplasticity without also inducing hallucinations in the patient. Enveric is headquartered in Naples, FL with offices in Cambridge, MA and Calgary, AB Canada. For more information, please visit www.enveric.com.

Forward-Looking Statements

This press release contains forward-looking statements and forward-looking information within the meaning of applicable securities laws. These statements relate to future events or future performance. All statements other than statements of historical fact may be forward-looking statements or information. Generally, forward-looking statements and information may be identified by the use of forward-looking terminology such as “plans,” “expects” or “does not expect,” “proposed,” “is expected,” “budgets,” “scheduled,” “estimates,” “forecasts,” “intends,” “anticipates” or “does not anticipate,” or “believes,” or variations of such words and phrases, or by the use of words or phrases which state that certain actions, events or results may, could, would, or might occur or be achieved. Forward-looking statements may include historical statements and statements regarding beliefs, plans, expectations, or intentions regarding the future and are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, the ability of Enveric to: carry out successful clinical programs in Australia; achieve the value creation contemplated by technical developments; avoid delays in planned clinical trials; establish that potential products are efficacious or safe in preclinical or clinical trials; establish or maintain collaborations for the development of therapeutic candidates; obtain appropriate or necessary governmental approvals to market potential products; obtain future funding for product development and working capital on commercially reasonable terms; scale-up manufacture of product candidates; respond to changes in the size and nature of competitors; hire and retain key executives and scientists; secure and enforce legal rights related to Enveric’s products, including patent protection; identify and pursue alternative routes to capture value from its cannabinoid clinical development pipeline assets; continue as a going concern; and manage its future growth effectively.

A discussion of these and other factors, including risks and uncertainties with respect to Enveric, is set forth in Enveric’s filings with the Securities and Exchange Commission, including Enveric’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Enveric disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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